Exhibit 99.1

American Greetings Announces Amendment to Merger Agreement

CLEVELAND, July 3, 2013 – American Greetings Corporation (NYSE: AM) announced today that the merger agreement under which the Weiss Family will acquire the Company has been amended to increase the purchase price per share from $18.20 to $19.00 in cash.

The $19.00 per share price represents a premium of 32.5% over the trading price for Class A shares on September 25th, the date on which the Weiss Family initially proposed to acquire the Company, and a premium of 4.4% to the $18.20 per share price.

Completion of the transaction is subject to certain closing conditions, including a condition that the holders of a majority of all outstanding shares not held by the Weiss Family or by any director or executive officer of the Company or any of its subsidiaries approve the merger.

The Weiss Family includes the Company’s Chairman, Morry Weiss, Director and Chief Executive Officer, Zev Weiss, and Director, President and Chief Operating Officer, Jeffrey Weiss, and related persons and entities.

Chief Executive Officer Zev Weiss said, “Our family remains committed to the transaction and to our belief that American Greetings will be able to best navigate the coming period of reinvestment and transformation as a privately held company.”

Further information regarding the amendment to the definitive merger agreement will be contained in a Current Report on Form 8-K which will be filed promptly with the SEC.

Peter J. Solomon & Company is acting as financial advisor, and Sullivan & Cromwell LLP is acting as legal advisor to the Special Committee of American Greetings’ Board of Directors. Baker & Hostetler LLP is acting as legal advisor to American Greetings. KeyBanc Capital Markets and MacQuarie Capital are acting as financial advisors to the Weiss Family, and Jones Day is acting as legal advisor to the Weiss Family.

About American Greetings Corporation

For more than 100 years, American Greetings Corporation (NYSE: AM) has been a creator and manufacturer of innovative social expression products that assist consumers in enhancing their relationships to create happiness, laughter and love. The Company’s major greeting card lines are American Greetings, Carlton Cards, Gibson, Recycled Paper Greetings and Papyrus, and other paper product offerings include DesignWare party goods and American Greetings and Plus Mark gift-packaging and boxed cards. American Greetings also has one of the largest collections of greetings on the Web, including greeting cards available at Cardstore.com and electronic greeting cards available at AmericanGreetings.com. In addition to its product lines, American Greetings creates and licenses popular character brands through the American Greetings Properties group. Headquartered in Cleveland, Ohio, American Greetings generates annual revenue of approximately $1.9 billion, and its products can be found in retail outlets worldwide. For more information on the Company, visit http://corporate.americangreetings.com.

Forward Looking Statement Disclosure

Statements about the expected timing, completion and effects of the proposed transaction and all other statements in this release, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. The Company may not be able to complete the proposed transaction on the terms described above or other acceptable terms or at all because of a number of factors, including the failure to obtain shareholder approval or the failure to satisfy other closing conditions. Factors that may affect the business or financial results of the Company are described in the risk factors included in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Company’s 2013 Annual Report on Form 10-K. The Company expressly disclaims a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrences.

Additional Information and Where to Find It

In connection with the proposed merger transaction, the Company has filed with the SEC a preliminary proxy statement and other relevant documents, and will furnish a definitive version of the proxy statement and other relevant documents to the Company’s shareholders. This press release does not constitute a solicitation of any vote or approval. Shareholders are urged to read the definitive proxy statement when they receive it and any other documents filed with the SEC in connection with the proposed merger or incorporated by reference in the definitive proxy statement, because they will contain important information about the proposed merger.

Investors will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of the Company’s filings with the SEC from the Company’s website investors section of the Company’s Web site at http://investors.americangreetings.com or by directing a request to the Company’s Corporate Secretary at our World Headquarters address at One American Road, Cleveland, Ohio 44144-2398, or via email to investor.relations@amgreetings.com

Participants in the Solicitation

The Company and its directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from shareholders of the Company in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the shareholders of the Company in connection with the proposed merger will be set forth in the definitive proxy statement and the other relevant documents filed with the SEC. You can find information about the Company’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended February 28, 2013.

CONTACT:

Gregory M. Steinberg

Treasurer and Executive Director of Investor Relations

American Greetings Corporation

216-252-4864

investor.relations@amgreetings.com